LABRUM CAPITAL ADVISORS, L.L.C.
5650 El Camino Real, Suite 230
Carlsbad, CA 92008
Phone: (760) 707-5555 Fax: (760) 707-5556

Shrink Nanotechnologies, Inc.
2038 Corte del Nogal, Suite 110
Carlsbad, CA 92011

Re:	Business and Financial Advisory Agreement

Dear Mr. Baum:

The purpose of this letter agreement (the “Agreement”) is to confirm and set forth the terms and conditions of Shrink Nanotechnologies, Inc.’s, a Delaware corporation (the “Company”), engagement of Labrum Capital Advisors, L.L.C., a California limited liability company (the “Advisor”) to render business and financial advisory services to the Company for the purpose of assisting the Company’s growth and development.

The Company desires to develop due diligence materials, financial models and strategies, and make its material information available to appropriate parties.  The Company desires Advisor to prepare presentations of its business to be delivered to underwriters and other financial sources.  The Company also desires Advisor to establish commercial and strategic partnerships and joint venture relationships. The services rendered by Advisor, to the Company, shall be subject to the following terms and conditions:

1.           Engagement.

The Company hereby engages Advisor to act as its non-exclusive business and financial advisor on a best efforts basis upon the terms and conditions set forth in this Agreement.  Advisor accepts this engagement.  During the terms of its engagement, Advisor will, when requested, consult with the Company in developing due diligence materials, financial models and strategies.  The Advisor will assist the Company in organizing its due diligence materials, preparing Company presentations and making the Company’s material information available to appropriate parties.  Appropriate parties are, but not limited to, potential underwriters, merger and acquisition candidates, commercial and strategic partnerships and joint venture relationships. Advisor may perform other services as agreed by the parties. While Advisor has relationships and contacts with various investors, broker/dealers, underwriters, and investment funds, Advisor’s participation in the offer or sale of the Company’s securities shall be limited to that of an advisor to the Company and as a locator of investors, broker/dealers and funds.  The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company’s securities shall be handled by the Company or by one or more FINRA members firms engaged by the Company.

2.           Compensation to the Advisor.

a) Compensation1 for Services.  The Company will compensate Advisor as follows:
(i)	The Company will pay Advisor an engagement fee (the “Engagement Fee”) of $5,000 upon execution of this Agreement.
(ii)	In addition to the Engagement Fee, the Company will pay Advisor an additional fee of up to $175,000 (“Cash Fee”) which shall be paid in installments from time to time.
(iii)	In addition to the Engagement Fee and Cash Fee, the Company will pay Advisor an additional fee of up to 500,000 shares of Common Stock (“Equity Fee”), of the Company.
(iv)	All shares issued under this Agreement shall be subject to certain restrictions and limitations and the issued shares shall have a legend reading substantially as follows:

THESE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE (OR ANY SHARES INTO WHICH THE SAME ARE CONVERTIBLE INTO OR EXCHANGED FOR) MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED, IN WHOLE OR IN PART PRIOR TO SEPTEMBER 1, 2011, ABSENT CONSENT OF THE MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY; PROVIDED, HOWEVER, THAT SAID SHARES MAY BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED FOR GIFT, ESTATE PLANNING, CHARITABLE, OR SIMILAR PURPOSES, ONLY SUBJECT TO ACCEPTANCE AND THEREOF AND AGREEMENT THERETO IN WRITING BY THE RECIPIENTS OF THE TERMS OF THIS LOCK UP PROVISION.

b) Reimbursement of Expenses.  The Company agrees to pay all out-of-pocket expenses, including legal fees, travel expenses, and other business related disbursements, incurred by Advisor in acting on the Company’s behalf.  Prior to incurring any expense the Advisor shall submit such expense in advance to the Company, in writing, for approval.

c) Compensation under Rule 701.  The Company acknowledges and agrees that all compensation received by Advisor pursuant to this Agreement shall be in consideration of the Advisor’s consulting services.  It is further acknowledged and agreed that no compensation was paid Advisor in connection with the offer and sale of securities in a capital-raising transaction and that no compensation is subject to the consummation of any transactions.  In addition, the Company acknowledges and agrees that this agreement constitutes a written contract relation to the compensation of Advisor pursuant to the requirements of Rule 701 of the Securities & Exchange Commission.

3.	Obligations of the Company

a)	Corporate Authorization. The Company agrees to take all necessary and appropriate steps to authorize all actions required by this agreement.

b)
Furnishing of information.  The Company will furnish to Advisor all information Advisor may reasonably request to facilitate Advisor’s performance of advisory services, including, but not limited to, access to company facilities, members of the management, and copies of management reports, budgets and the like.  Said information shall be kept confidential by Advisor.

4.	Representations and Warranties of the Company.

The Company represents and warrants that any information furnished to Advisor for use in any due diligence materials, financial models and strategies, and/or Business Arrangement(s) will, to the best of the Company’s knowledge and belief, contain no untrue statement of any material fact nor omit any material fact which would make the information misleading.  The Company further warrants that if the circumstances relating to information or documents furnished to Advisor change at any time, the Company will inform Advisor promptly of the changes and immediately deliver to Advisor documents or information necessary to ensure the continued accuracy and completeness of all information and documents.

5.	Representations and Warranties of Advisor.

Advisor represents to the Company that it will not, to the best of Advisor’s officers’ knowledge and belief, make any untrue statement of material fact.  Advisor further represents and warrants to the Company that, to the best of Advisor’s officers’ knowledge and belief, all actions taken by it, on behalf of the Company, in connection with its’ advisory services will be conducted in compliance with all applicable state and federal laws.  Further Advisor shall comply with any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws.

6.           Review and Approval of Documentation.  The Company shall review and approve, prior to distribution, the content of any due diligence materials, financial models and strategies, funding strategies or disclosure or offering documents prepared by Advisor.

7.           Cooperation of Parties.  The Company and its counsel shall cooperate with Advisor and its counsel with respect to the preparation of any due diligence investigation of the Company. In addition, the Company shall cooperate with Advisor in preparing any Company due diligence materials, financial models and strategies, and any other related documentation, as may be required in the rendering of advisory services to the Company.

1 The amount of the additional Cash Fee and Equity Fee shall be an amount subsequently determined together by the parties to this Agreement, but in no case shall exceed the amounts set out in Paragraph 2(a). The Engagement Fee shall remain fixed at $5,000.

8.	No Obligation to Consummate Transactions.

The Company shall not be obligated to enter into any Business Arrangement presented to it by Advisor.  Advisor shall have no authority to make any representations on behalf of the Company or to otherwise bind the Company.  If the Company elects to consummate a transaction presented to it by or as a result of the efforts of Advisor, the final terms of the transaction shall be subject to negotiation by the Company and its legal counsel.  The parties understand and acknowledge that neither party has represented to or assured the other that a Business Arrangement will actually be entered into as a result of Advisor’s services hereunder.

9.	Term and Termination of Agreement.

This Agreement shall remain in full force and effect for 6 months from the date of execution.  During the term of this Agreement, Advisor shall be a non-exclusive financial advisor to the Company.

10.           Compliance with Rule 701.  The Company shall use its best efforts to ensure that all offers and sales of equity securities to Advisor, shall comply with Rule 701 of the Securities & Exchange Commission.  The Company will cooperate with Advisor in taking all action necessary or required to ensure that these securities are entitled to the benefits of Rule 701.  Further, the Company will not cause or permit the sale of securities, of the Company, in such a manner as to restrict or prevent the sale or transfer of those securities of the Company held by Advisor.

11.           Rights of Parties.  Advisor shall be entitled to assign all of its rights and obligations hereunder to a designee reasonably acceptable to the Company.  An assignment shall be effective upon the execution by the assignee of a counterpart of this Agreement.  Upon assignment, the term “Advisor”, as used herein, shall refer to the assignee.  Except as otherwise provided above, no party shall be entitled to transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of, the parties and their respective successors and assigns.

12.           Good Faith and Fair Dealing. The parties hereto and their successors and assigns shall exercise good faith and fair dealing in the performance and interpretation of this Agreement.

13           Acknowledgement as to Counsel.  The parties acknowledge and agree that the Company’s legal counsel has been involved in preparing this Agreement and the other documents contemplated hereby as legal counsel to the Company and not as counsel to Advisor and that the Advisor has been advised and given opportunity to retain its own counsel at its own expense. Ambiguities in this Agreement shall not be interpreted against the Company on the basis that the Agreement was substantially drafted by the Company.

14.           Acknowledgments and Assent.  The parties, and each of them, acknowledge that to have been given sufficient time to consider the terms and conditions of this Agreement; and have been advised to consult with an attorney prior to signing this Agreement and has in fact consulted with counsel of his own choosing prior to executing this Agreement.  The parties, and each of them, agree to have read this Agreement and understand the content herein, and freely and voluntarily assents to all of the terms herein.

             15.     Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of California.

 16.    Attorneys’ Fees.  Should it become necessary to enforce any provision of this
Agreement the prevailing party shall be entitled to recover fees and costs including but not limited to reasonable attorneys’ fees.

 17.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, representations and statements, if any, whether oral or written.  No modification of this Agreement shall be valid or binding unless in writing and signed by both parties.

 18.           Headings.  The headings used in this Agreement have been inserted for convenience only and are not to be considered in construing the meaning of the Agreement.

If the foregoing is in accordance with the Company’s understanding, please sign and return the enclosed copy of this letter, whereupon this Agreement shall constitute a binding agreement between the Company and Advisor.

Sincerely yours,
LABRUM CAPITAL ADVISORS, L.L.C.

Jason Labrum
Managing Member

This Business and Financial Advisory Agreement is acknowledged and agreed to by the undersigned as of this ___ day of December 2009.

Shrink Nanotechnologies

By: Mark L. Baum, Esq.
Its: CEO